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                                                                     EXHIBIT 5.2

                           IRWIN, CLUTTER & SEVERSON
                             2201 S.W. 29TH STREET
                                 P.O. BOX 5514
                           TOPEKA, KANSAS 66605-0514

                                  May 31, 1995

Falley's, Inc.
3120 South Kansas Ave.
Topeka, Kansas 66611

                     Re: FOOD 4 LESS SUPERMARKETS, INC.
                         REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 33-57185)

Gentlemen:

     At your request, we have examined the Registration Statement on Form S-1 (File No. 33-57185) (the "Registration Statement") of Food 4 Less Supermarkets, Inc., a Delaware corporation ("Food 4 Less"), and the Subsidiary Guarantors (as defined therein), including Falley's, Inc., a Kansas corporation ("Falley's"), filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the guarantees (the "Guarantees") by Falley's, and the other Subsidiary Guarantors, of (i) up to $350 million principal amount of Senior Notes due 2004 and (ii) up to $100 million principal amount of Senior Subordinated Notes due 2005 to be issued by Food 4 Less.

     We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Guarantees and the indentures pursuant to which the Guarantees are to be issued. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the internal laws of the State of Kansas, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
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Falley's, Inc.
May 31, 1995
Page 2

     Based upon the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, the Guarantees will be legally valid and binding obligations of Falley's, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          IRWIN, CLUTTER & SEVERSON